Exhibit 10.1
NO. S030527
VANCOUVER REGISTRY
IN THE SUPREME COURT OF BRITISH COLUMBIA
BETWEEN:
KURT MACKINNON and LOUISE PARSONS
PLAINTIFFS
AND:
NATIONAL MONEY MART COMPANY and DOLLAR FINANCIAL GROUP, INC.
DEFENDANTS
Brought under the Class Proceedings Act, R.S.B.C. 1996, c.50 (the “Action”)
SETTLEMENT AGREEMENT
(made as of March 31st, 2010)

TABLE OF CONTENTS

SECTION 1 – RECITALS	1

SECTION 2 – DEFINITIONS	2

SECTION 3 – REQUIRED EVENTS AND COOPERATION	11

SECTION 4 – NOTICE TO THE SETTLEMENT CLASS	13

SECTION 5 – MONEY MART’S SETTLEMENT OBLIGATIONS	14

(a) Opt-Out Rights	14

(b) Claims Period and Process	15

(c) Settlement Class Claimants	16

(d) Payments to Settlement Class Claimants	17

(e) Debt Release	19

(f) Residue	19

SECTION 6 – SETTLEMENT ADMINISTRATION	19

(a) Money Mart	19

(b) The Referee	20

(c) The Auditor	21

SECTION 7 – RELEASES AND JURISDICTION OF THE COURT	21

SECTION 8 – CLASS COUNSEL FEES	22

SECTION 9 – NO ADMISSIONS/NO USE	23

SECTION 10 – MISCELLANEOUS PROVISIONS	23

SECTION 11 – TERMINATION OF THE AGREEMENT	26

SECTION 12 – REPRESENTATIONS AND WARRANTIES	27

SECTION 13 – GUARANTEE BY DOLLAR FINANCIAL	28

     Subject to Court approval as provided herein, the Parties hereby stipulate and agree that, in consideration of the promises and covenants set forth in the Agreement and upon the Settlement Approval Order approving the Settlement and directing the implementation of the terms and conditions of the Settlement as set forth in the Agreement becoming final, the Action will be settled and compromised upon the terms and conditions contained herein.
SECTION 1 – RECITALS
1.1 WHEREAS:
A. Kurt MacKinnon and Louise Parsons commenced the Action against the Defendants alleging among other things that the Defendants charged, or permitted to be charged, fees for short term loans which constituted interest at a criminal rate contrary to s. 347 of the Criminal Code of Canada;
B. The Defendants have denied and continue to deny the Plaintiffs’ claims in the Action and have denied any wrongdoing or liability to the Plaintiffs of any kind, and have raised numerous affirmative defences;
C. Based upon extensive analysis of the facts and the law applicable to the Plaintiffs’ claims, and taking into account the extensive burdens and expense of continued litigation, including the risks and uncertainties associated with trial and any potential appeal, the risk of collection, as well as the fair, cost-effective and assured method of resolving the Plaintiffs’ claims and the claims of the Settlement Class, Class Counsel and the Plaintiffs, with the benefit of advice from Class Counsel, concluded that the Agreement is fair and reasonable, and in the best interests of the Settlement Class;
D. The Defendants similarly have concluded that the Agreement is desirable in order to avoid the time, risks and expense of continuing with the Action, a trial and any potential appeals, and to resolve finally and completely the pending and potential claims of the Plaintiffs and the Settlement Class;

E. The Plaintiffs and the Defendants engaged in lengthy, hard fought and extensive litigation, negotiations and independent mediation sessions, which mediation sessions resulted in the Agreement. The terms and conditions of the Agreement are recommended by the independent mediator, the Honourable Donald Brenner, Q.C.;
F. The Parties intend by the Agreement to resolve, terminate and finally conclude any and all Settled Claims pursuant to the terms of the Agreement, and further intend that the Released Persons shall receive complete releases and final peace from all such Settled Claims on behalf of the Settlement Class; and
        NOW, THEREFORE, for value received, the Parties stipulate and agree, subject to Court approval, that any and all Settled Claims shall be finally settled and resolved on the terms and conditions set forth in the Agreement:
SECTION 2 – DEFINITIONS
2.1	As used in the Agreement, including the Recitals and Schedules hereto, in addition to any definitions elsewhere in the Agreement, the following terms shall have the meanings set forth below:
(a) Action means the action in the Supreme of British Columbia bearing Court File No. S030527;
(b) Agreement means this agreement, including all Schedules attached hereto;
(c) Auditor means Grant Thornton LLP;
(d) Cash Credits means cash in the total amount of $12,375,000 to be distributed to Settlement Class Claimants in shares calculated in accordance with this Agreement;

(e) Cheque Cashing Fees mean the amount of the percentage fee and the fixed fee paid by a Settlement Class Member to cash a cheque used to repay an Eligible Fast Cash Advance Transaction;
(f) Claim Form means a written claim submitted by a Settlement Class Member substantially in the form of Schedule D;
(g) Claims Period means the period commencing on the Settlement Date and ending 180 days thereafter;
(h) Class means all persons who were resident in British Columbia at any time after January 29, 2003 who, in the period January 29, 1997 to July 11, 2009 entered into an Eligible Fast Cash Advance Transaction with Money Mart, excluding persons who opted out in accordance with the Order of the Honourable Madam Justice Brown in this action dated March 14, 2007;
(i) Class Counsel means the law firm of Hordo & Bennett;
(j) Class Counsel Fees mean the fees, disbursements, costs, interest, GST and other applicable taxes or charges of Class Counsel approved by the Court;
(k) Class Member means a member of the Class;
(l) Common Issues means the common issues set out in Schedule A of the Order of the Honourable Madam Justice Brown in this action dated July 25, 2008;
(m) Court means the Supreme Court of British Columbia;
(n) Debt Release means, in respect of each Indebted Class Member, the release by or on behalf of Money Mart of any amounts the Indebted Class Member owes on account of his/her Default Transactions up to but not exceeding the total amount of Cheque Cashing Fees paid by that Indebted Class Member during the Settlement Period;
(o) Decision Period means the period commencing on the last day of the Claims Period and ending 45 days thereafter;
(p) Default Transaction means a transaction of any kind engaged in by a Settlement Class Member with Money Mart during the Settlement Period, which resulted in a default by that Settlement Class Member in respect of which there is still an amount owing by the Settlement Class Member, but does not include any cheque cashing fees owing in relation to Fast Cash Advances or any interest on Fast Cash Advances that accrued after the default;
(q) Defendants mean National Money Mart Company (“Money Mart”) and Dollar Financial Group, Inc (“Dollar Financial”);
(r) Eligible Fast Cash Advance Transaction means a Fast Cash Advance (or payday loan) obtained from Money Mart during the Settlement Period that was repaid using a first party personal cheque delivered at the time the Fast Cash Advance was obtained provided such cheque was honoured by the bank;
(s) Eligible Services mean all existing Money Mart products or services as of the date hereof including payday loans, cheque cashing, income tax preparation and debit cards, but excluding wire transfers, foreign exchange, and money order purchases;
(t) Entitlement Appeal Form means the form to submitted by a Settlement Class Member to the Referee in respect of a dispute substantially in the form of Schedule G;
(u) Entitlement Appeal Period means, in respect of the Entitlement Letter, the period commencing on the last day of the Decision Period and ending 45 days thereafter;

(v) Entitlement Letter means the notice of entitlement which Money Mart will send to each Settlement Class Member who submits a Claim Form advising of the status of his/her claim, and will be substantially in the form of Schedule F;
(w) Expiration Date means that date that is 3 years after the Net Settlement Benefits are paid;
(x) Identification Document means one of the identification document(s) used by a Settlement Class Member to obtain a Fast Cash Advance, including a driver’s license, passport, status card, healthcare card, social insurance card or similar government issued identification, or any current replacement thereof;
(y) Indebted Class Member means a Settlement Class Member with at least one Eligible Fast Cash Advance Transaction in British Columbia and at least one Default Transaction, who does not submit a Claim Form in the Settlement;
(z) Money Mart’s Counsel means McCarthy Tétrault LLP Attention: John P. Brown, P.O. Box 48, Suite 5300 Toronto Dominion Bank Tower, Toronto, Ontario, Canada, M5K 1E6;
(aa) Money Mart Store means a store operated by Money Mart anywhere in Canada, except in the Province of Quebec;
(bb) New Class means all Money Mart customers who in the period July 12, 2009 to October 31, 2009 entered into their first Eligible Fast Cash Advance Transaction in B.C., excluding those persons who opt-out of the Settlement in accordance with this Agreement;
(cc) New Class Member means a member of the New Class;

(dd) Net Settlement Benefit means in respect of each Settlement Class Claimant all or a portion of his/her claim as validated by Money Mart or the Referee as the case may be determined as follows:
(i) if the total amount of the Settlement Class Claimants’ claims, the Class Counsel Fees and the Notice Payment is less than or equal to the Settlement Fund, the entire amount of his/her claim;
(ii) if the total amount of the Settlement Class Claimants’ claims, the Class Counsel Fees and the Notice Payment is more than the Settlement Fund, a pro rata share of the Settlement Fund calculated as follows:
A)	subtract the amount of the approved Class Counsel Fees and the Notice Payment from the amount of the Settlement Fund;

B)	divide the amount of the Settlement Fund remaining after subtraction of the Class Counsel Fees and the Notice Payment, as set out in (A), by the total claims of all Settlement Class Claimants; and

C)	multiply each Settlement Class Claimant’s claim by the pro rata ratio set out in (B);
(ee) Notice Date means the date within 30 days of the Settlement Date on which Money Mart advises Class Counsel that the Settlement Approval Notice has been disseminated in accordance with this Agreement;
(ff) Notice Payment means an amount equal to 50% of the cost of mailing the Settlement Approval Notice, which for greater certainly shall be limited to the reasonable costs of printing the Settlement Approval Notice, enveloping the Settlement Approval Notice, and postage;
(gg) Notice Plan means the plan for disseminating the Settlement Approval Notice as approved by the Court, such plan to be substantially in accordance with Schedule B;

(hh) Opt-Out Form means a properly completed and executed written request to opt-out of (to be excluded from) the Action substantially in the form of Schedule E;
(ii) Opt-Out Period means the period commencing on the Settlement Date and ending 180 days thereafter;
(jj) Parties mean the Plaintiffs and the Defendants;
(kk) Payment Letter means a letter substantially in the form of Schedule J which will be sent to each Settlement Class Claimant when the Cash Credits and Transaction Credits are distributed in accordance with this Agreement;
(ll) Plaintiffs mean Kurt MacKinnon and Louise Parsons;
(mm) Redemption Period means the period commencing on the Expiration Date and ending 180 days thereafter;
(nn) Referee means Reva Devins;
(oo) Released Persons mean the Defendants and their respective predecessors, successors, parents, subsidiaries, affiliates, assigns, officers, directors, employees, attorneys, agents and representatives, but does not include any franchisees of Money Mart;
(pp) Settled Claims mean any claim, liability, right, demand, suit, matter, obligation, damage, loss or cost, action or cause of action of every nature and description, in law or in equity, that the Settlement Class Members have, had or may have up to and including October 31, 2009, including assigned claims, whether known or unknown, accrued or which may hereafter accrue, asserted or unasserted, latent or patent, that is, has been or could have been asserted by the Settlement Class Members in the Action against any of the Released Persons arising from or in any way related to the Common Issues and/or the facts and allegations asserted in the Action. Without limiting the generality of the foregoing, Settled Claims shall include any claims for a breach or violation of s. 347 of the Criminal Code, for an injunction, for damages for conspiracy, punitive damages, interest and costs, and any claims for a breach or violation of any federal or provincial statute, case law, common law, other law, equity, regulation or ordinance; any claims for breach of any duty imposed by law, by contract, or otherwise; any claims based on negligence, reliance, breach of express or implied warranty, conspiracy, deceptive or unconscionable acts or practices, breach of statutory duty, consumer fraud, negligent misrepresentation or omission, reckless misrepresentation or omission or intentional misrepresentation or omission; and any claims for penalties, arising from or in any way related to the Common Issues and/or the facts and allegations asserted in the Action. For greater certainty, Settled Claims include any claims that a Settlement Class Member has, had or may have against the Released Persons arising from a Fast Cash Advance or payday loan transaction entered into by the Settlement Class Member with a franchisee of Money Mart. Excepted always from this definition are any claims arising out of the Settlement Approval Order and the Agreement and the failure of the Defendants to comply with their obligations particularized in the Settlement Approval Order and the Agreement. Excepted also from this definition is any claim arising out of a payday loan made in any province other than British Columbia and any claim a Settlement Class Member may have against a franchisee directly in respect of a Fast Cash Advance or payday loan transaction entered into between the Settlement Class Member and the franchisee.
(qq) Settlement means the settlement described in the Agreement;
(rr) Settlement Approval Hearing means the hearing to be conducted by the Court in connection with the motion for the Settlement Approval Order;
(ss) Settlement Approval Notice means the form of notice approved by the Court substantially in the form of Schedule C;

(tt) Settlement Approval Order means the order made by the Court in connection with the motion for approval of the Settlement, such order to be substantially in the form of Schedule A;
(uu) Settlement Fund means the total amount of $24,750,000, 50% of which will be in Cash Credits and 50% of which will be in Transaction Credits;
(vv) Settlement Class means all Class Members and all New Class Members;
(ww) Settlement Class Claimant means a Settlement Class Member who submits a valid Claim Form in accordance with this Agreement;
(xx) Settlement Class Member means a member of the Settlement Class;
(yy) Settlement Database A means an electronic database containing at least the following data with respect to each Settlement Class Member:
(i) a list of all Fast Cash Advance Transactions, whether Eligible or not, including the date of each and the amount of principal, interest, and fees paid in respect of each;
(ii) a list of all Eligible Fast Cash Advance Transactions including the date of each and the Cheque Cashing Fees paid in respect of each;
(iii) the total Cheque Cashing Fees paid during the Settlement Period;
(iv) a list of all Default Transactions including the date of the default and the amount owing, which in relation to a defaulted payday loan means that amount of principal and interest owing on the due date of the loan after deduction of any payments made by the borrower in connection with that loan;

(v) the total outstanding amount owing and payable in respect of all Default Transactions;
(zz) Settlement Database B means the Settlement Database A supplemented to include the following data with respect to each Settlement Class Member:
(i) the date he/she submits a Claim Form, if any;
(ii) whether he/she is a Settlement Class Claimant or an Indebted Class Member;
(iii) his/her allocated share of the Cash Credits and Transaction Credits;
(iv) the amount of the Default Transactions repaid to Money Mart from the Settlement Fund;
(v) the amount of his/her Debt Release Amount; and
(vi) the balance of the outstanding amount owing and payable in respect of all Default Transactions;
(aaa) Settlement Date means the date on which the Settlement Approval Order becomes a final order or 30 days after the date of the Settlement Approval Order if an appeal is taken from the Settlement Approval Order relating only to Class Counsel Fees;
(bbb) Settlement Obligations mean collectively the obligations described in Section 5;
(ccc) Settlement Period means the period from January 1, 1997 to October 31, 2009;
(ddd) Transaction Credits means credits with a total value of $12,375,000 to be distributed to Settlement Class Claimants in shares calculated in accordance with this Agreement; and

(eee) Voucher means a Deferred Cash Payment and Services Voucher substantially in the form attached as Schedule I representing the Transaction Credits allocated and distributed to a Settlement Class Claimant in accordance with this Agreement.
SECTION 3 – REQUIRED EVENTS AND COOPERATION
3.1	The Plaintiffs will make a motion to the Court requesting approval of the Settlement and providing the relief specified herein, which relief shall be subject to the terms and conditions of the Agreement and the Parties’ performance of their continuing rights and obligations hereunder. The Settlement Approval Order will, among other things:
(a) amend the existing certification order in the Action to extend the class period to the end of the Settlement Period and add the New Class Members;
(b) approve the distributions set out in the Agreement;
(c) reserve the Court’s continuing exclusive jurisdiction over the Parties and the Settlement Class Members to administer, supervise, construe and enforce the Agreement and Settlement Approval Order in accordance with their terms;
(d) authorize the Parties and the persons appointed by the Court to bring such motions to the Court in the Action for directions as may be required;
(e) declare that the Settlement Class Members have released the Released Persons for any claims relating to the Settled Claims; and
(f) state that “save as aforesaid the Action is dismissed without costs”.

3.2	As soon as reasonably practicable following the execution of this Agreement, Money Mart will produce to the Plaintiffs the following electronic customer data for the Settlement Class for the Settlement Period:
(a) a copy of the Settlement Database A;
(b) a summary of the Settlement Database A;
(c) the customer ID tables for all persons listed in (a) and (b) above provided however that Class Counsel and Money Mart may by agreement vary the contents in these databases.
3.3	The Parties agree that the Fast Cash Advance transactions for which there are no electronic links between origination and deposits will be treated as Eligible Fast Cash Advances for the purposes of the Settlement.

3.4	As soon as reasonably practicable after receipt by the Plaintiffs of the material set out in Section 3.2, the Plaintiffs will advise Money Mart of any errors contained within. If the Parties cannot reach agreement on the accuracy of the material set out in Section 3.2 by the conclusion of the Claims Period, the matter will be referred immediately to Mr. Donald I. Brenner Q. C. for summary determination without a right of appeal.

3.5	As soon as reasonably practicable after the Decision Period, Money Mart will produce to the Plaintiffs the Settlement Database B and copies of the Claims Forms submitted by and Entitlement Letters issued to Settlement Class Members (in electronic form, if available). As soon as reasonably practicable after receipt by the Plaintiffs of Settlement Database B, the Plaintiffs will advise Money Mart of any errors contained within Settlement Database B. If the Parties cannot reach agreement on the accuracy of the material set out in Settlement Database B by the conclusion of the Appeal Period, the matter will be referred immediately to Mr. Donald I. Brenner Q. C. for summary determination without a right of appeal.

3.6	Mr. Donald I. Brenner Q. C. will determine who, between Money Mart and Class Counsel, shall bear the costs of any summary determination by him, pursuant to Sections 3.3, 3.4 or 4.3, and may apportion those costs between Money Mart and Class Counsel as he sees fit.
SECTION 4 – NOTICE TO THE SETTLEMENT CLASS
4.1	Subject to Court approval, the Settlement Approval Notice, substantially in the form of Schedule C, will be published and disseminated by Money Mart to Settlement Class Members in accordance with the Notice Plan.

4.2	In addition to the Settlement Amount, Money Mart will pay the costs of publishing and disseminating the Settlement Approval Notice and the costs of Money Mart’s Counsel to receive the Opt-Out Forms and report to the Court thereon.

4.3	As soon as reasonably practicable after the Settlement Date, Money Mart shall provide Class Counsel with an estimate of the Notice Payment. Any disagreement between Money Mart and Class Counsel as to the reasonableness of the Notice Payment shall be referred immediately to Mr. Donald I. Brenner Q. C. for summary determination without a right of appeal.

4.4	Upon dissemination of the Settlement Approval Notice in accordance with the Notice Plan, Money Mart shall be reimbursed for an amount equal to the Notice Payment from the Settlement Fund, 50% in Cash Credits and 50% in Transaction Credits.

4.5	Class Counsel may give notice of this Settlement on its website and by email to Class Members whom have contacted or contact Class Counsel concerning this Action. Class Counsel may provide additional notice of this Settlement, in a manner agreed to by Defendants’ Counsel or approved by the Court, and Class Counsel may respond to media inquiries concerning the Settlement.

4.6	Nothing in this Agreement shall limit the ability of Class Counsel to communicate with Settlement Class Members concerning their entitlements under the Settlement, either by email or by telephone, and all such communications shall remain privileged.

SECTION 5 – MONEY MART’S SETTLEMENT OBLIGATIONS
5.1	On and following the Settlement Date, Money Mart will comply with the Settlement Obligations in the manner required by the provisions of the Agreement and the directions of the Court which obligations include, inter alia:
(a) establishing the Settlement Fund within 14 days of the Settlement Date;
(b) depositing the Cash Credits in an interest bearing trust account with McCarthy Tétrault LLP pending distribution to Settlement Class Claimants and any interest earned will be retained in the account for the benefit of Money Mart, and may used by Money Mart to satisfy its obligations to redeem Transaction Credits during the Redemption Period; and
(c) permitting the Auditor to verify the calculations of the Debt Release, the Cash Credits and any interest accrued thereon, and the Transaction Credits. .
(a) Opt-Out Rights
5.2	Class Members will not be given a further opportunity to opt-out of the Action.

5.3	A New Class Member may opt-out of the Action at any time during the Opt-Out Period in accordance with the provisions of the Agreement.

5.4	In order to opt-out the New Class Member must return a completed and signed Opt-Out Form to Money Mart’s Counsel during the Opt-Out Period postmarked or emailed or fax dated within the Opt-Out Period.

5.5	Any New Class Member who elects to opt-out of the Action:
(a) will not be bound by any orders or judgments entered in the Action except the Settlement Approval Order;
(b) will not be entitled to relief under the Agreement; and

(c) will not be given any rights by virtue of the Agreement.
5.6	Nothing in the Agreement constitutes or shall be deemed to constitute a waiver by any of the Defendants of defences based on statutes of limitations or repose, laches, prescription period or any other limitation or prescription defence. Without limiting the generality of the foregoing, nothing in the Agreement constitutes or shall be deemed to constitute a waiver of such defences in respect of any New Class Member who opts out of the Action in accordance with the provisions of this Section.
(b) Claims Period and Process
5.7	Settlement Class Members seeking to make a claim for a Net Settlement Benefit must, within the Claim Period, submit a Claim Form using one of the following methods::
(a) attending at a Money Mart store and providing a customer service representative with the information required to complete a Claim Form;
(b) calling the toll-free number in the Notice and in the Claim Form and providing a customer service representative with the information required to complete a Claim Form;
(c) completing a Claim Form online on the Money Mart website;
(d) completing, signing and submitting a Claim Form to Money Mart and attaching a copy of his/her Identification Document thereto.
5.8	If the Settlement Class Member provides a form of identification that is different than his/her Identification Document, Money Mart will either:
(a) accept the claim if Money Mart is satisfied that the Settlement Class Member is the same person who took the Fast Cash Advances in relation to which a claim is being made; or

(b) advise the Settlement Class Member of the Identification Document required to confirm identification.
5.9	Within the Decision Period, Money Mart will complete its review of the Claim Forms submitted and will advise each Settlement Class Member who submits a Claim Form whether he/she is a Settlement Class Claimant and his/her entitlement, if any, for benefits, using the Entitlement Letter.

5.10	If a Settlement Class Member does not agree with Money Mart’s decision in the Entitlement Letter, he/she may appeal the decision by submitting an Entitlement Appeal Form to the Referee. The Entitlement Appeal Form must be submitted during the Entitlement Appeal Period.

5.11	The Referee will provide a decision in respect of the dispute set out in the Entitlement Appeal Form in the manner and within the time set out in Schedule H.
(c)  Settlement Class Claimants
5.12	Each Settlement Class Claimant will be entitled to receive from the Settlement Fund his/her Net Settlement Benefit.

5.13	If the Settlement Class Claimant has any Default Transactions, his/her Net Settlement Benefit shall be applied in satisfaction of the Default Transactions in the following manner:
(a) if the amount owing in respect of the Settlement Class Claimant’s Default Transactions is less than his/her Net Settlement Benefit, then that portion of the Net Settlement Benefit sufficient to discharge the total amount of his/her Default Transactions will be paid to Money Mart from the Settlement Fund and shall extinguish his/her Default Transactions and the balance of the Net Settlement Benefit will be paid to the Settlement Class Claimant; or
(b) if the Settlement Class Claimant’s Net Settlement Benefit is less than the total amount of his/her Default Transactions, the entire Net Settlement Benefit will be paid to

Money Mart from the Settlement Fund and this payment shall extinguish that portion of his/her Default Transactions in an amount equal to his/her total Cheque Cashing Fees paid during the Settlement Period, and the remaining amount of the Settlement Class Claimant’s Default Transactions will be forgiven.
5.14	Settlement Class Members who do not make a claim within the Claims Period and fail to opt-out during the Opt-Out Period will not be entitled to any payments from the Settlement Fund, but may be Indebted Class Members entitled to Debt Release as provided for in this Agreement.
(d) Payments to Settlement Class Claimants
5.15	If no Entitlement Appeal Forms are filed, Settlement Class Claimants’ claims will be paid within 45 days from the conclusion of the Decision Period.

5.16	If any Entitlement Appeal Forms are filed, Settlement Class Claimants’ claims will be paid within 45 days from the conclusion of the Entitlement Appeal Period.

5.17	Any payments to a Settlement Class Claimant of a Net Settlement Benefit, and any payments to Money Mart from a Net Settlement Benefit in satisfaction of any Default Transactions, will be made 50% in Cash Credits and 50% in Transaction Credits.

5.18	All payments of Cash Credits and Transaction Credits to the Settlement Class Claimant shall be made, in the manner set out in sections 5.19 and 5.20, by mail with the Payment Letter to the address designated by the Settlement Class Claimant in his/her Claim Form, as updated by the Settlement Class Claimant in accordance with the Claims Form.

5.19	Cash Credits will be issued in the name of the Settlement Class Claimant who is entitled to the Net Settlement Benefit in the form of a cheque. Money Mart will cash all Cash Credits cheques without charge. Nothing in this Agreement shall limit Settlement Class Claimants from cashing the Cash Credits cheques at the financial institution of their choice.

5.20	Transactions Credits will be issued as a Voucher in the name of the Settlement Class

Claimant who is entitled to the Net Settlement Benefit and will be subject to the following terms:
(a) A Settlement Class Claimant may redeem his/her Transaction Credits for services in all Money Mart Stores by presenting his/her Identification Document;
(b) a maximum of $5 in Transaction Credits may be applied against the purchase of any Eligible Service per transaction, except that in the case of income tax preparation services a maximum of $25 in Transaction Credits may be applied per transaction;
(c) the Transaction Credits will not be transferable but shall accrue to the benefit of any Settlement Class Claimant’s estate;
(d) subject to the redemption rights described in subparagraph (e) below, the Transaction Credits will expire on the Expiration Date;
(e) during the Redemption Period a Settlement Class Claimant may convert his/her unused Transaction Credits to an equivalent amount of cash by presenting the Voucher at any Money Mart location along with his/her Identification Document; and
(f) upon redemption of the Transaction Credits in accordance with paragraph (a) or (e) above, Money Mart shall issue a receipt to the Settlement Class Claimant which includes the total transaction credits remaining.
5.21	Prior to the end of the Redemption Period, if a Settlement Class Claimant has Transaction Credits remaining, then for a fee payable to Money Mart of not more than $10.00, a Settlement Class Claimant may have a Voucher reissued in respect of the remaining Transaction Credits by attending a Money Mart location and presenting his/her Identification Document.

5.22	For the purpose of implementing the allocation and distribution of Cash Credits and

Transaction Credits and notice thereof to the Settlement Class Claimants and Indebted Class Members the Money Mart will create and maintain the Settlement Database B.
(e) Debt Release
5.23	At end of the Entitlement Appeal Period, Money Mart will completely and unconditionally release, forever discharge and acquit each Indebted Class Member in respect of his/her eligible Debt Release amounts in accordance with this Agreement.
(f) Residue
5.24	Any residue remaining in the Settlement Fund after payment of the Class Counsel Fees, the Notice Payment, the distribution of the Cash Credits and Transaction Credits and the redemption of the Transaction Credits, will be returned to Money Mart within 15 days after the end of the Redemption Period.
SECTION 6 – SETTLEMENT ADMINISTRATION
(a) Money Mart
6.1	Money Mart will pay all costs of administration and notice as required pursuant to the provisions of the Agreement including;
(a) the costs of the Referee and the Auditor appointed pursuant to the provisions of the Agreement; and
(b) the costs of implementing the Settlement and undertaking the Settlement administration.
6.2	Money Mart’s Counsel will be appointed to receive all Opt-Out Forms. As soon after receipt as possible, he will provide copies to Class Counsel and, he will report to the Court thereon at the end of the Opt-Out Period.

6.3	At the end of the Opt-Out Period, Money Mart’s Counsel will provide copies of all completed Opt-Out Forms to the Auditor. Money Mart will report to the Court regarding those Class Members who have opted out on notice to Class Counsel and the Auditor.

6.4	Money Mart will establish a Settlement administration which implements and conforms to the Agreement and the directions of the Court.

6.5	Money Mart shall administer the Settlement in accordance with the provisions of the Agreement under the oversight of the Court and Class Counsel.

6.6	Money Mart shall perform the Settlement administration in a rational, responsible, cost effective and timely manner.

6.7	Personal information obtained or created in the administration of the Settlement is confidential and, except as required by law, will only be used and disclosed for the purpose of distributing the notices contemplated by the Agreement and the administration of the Settlement.

6.8	Money Mart will maintain reasonably detailed records of its activities under the Agreement until 1 year after the end of the Redemption Period. Such records will be made available electronically or as otherwise requested for inspection by Class Counsel, by the Court and by the Auditor.

6.9	For the purpose of fulfilling their responsibilities and duties under the Agreement, Money Mart will provide Class Counsel, the Auditor and the Referee with such access to the Settlement Database A, the Settlement Database B and the master database from which the above databases are generated, as they may require.

6.10	Any one or more of the Parties, Class Counsel, the Referee or the Auditor may move for directions from the Court in respect of any matter in relation to the Agreement.
(b) The Referee
6.11	The Court will appoint the Referee with such powers and rights as are reasonably necessary to discharge the duties and responsibilities set out in the Agreement including those set out in Schedule H. The Referee’s appointment expires 45 days after the end of the Redemption Period.

6.12	Money Mart will pay the reasonable fees, disbursements and taxes of the Referee.

(c) The Auditor
6.13	The Court will appoint the Auditor with such powers and rights as are reasonably required to discharge the duties and responsibilities set out in the Agreement. The duties and responsibilities of the Auditor include auditing the Settlement administration and the various databases and funds. The Auditor will deliver a copy of its report to the Court, to Money Mart and to Class Counsel at the following times and on the following topics:
(a) within 45 days after the end of the Entitlement Appeal Period a report on the steps Money Mart has taken to comply with its obligations with respect to the allocation and distribution of Cash Credits, Transaction Credits and Debt Release; and
(b) within 45 days of the end of the Redemption Period a report on the number of Transaction Credits that were redeemed.
6.14	Money Mart will cooperate with the Auditor and provide the Auditor with access to all records necessary for the Auditor to prepare the reports and to discharge its responsibilities pursuant to the Agreement.

6.15	The Auditor’s appointment expires 45 days after the end of the Redemption Period.

6.16	Money Mart will pay the reasonable fees, disbursements and taxes of the Auditor.
SECTION 7 – RELEASES AND JURISDICTION OF THE COURT
7.1	As of the Settlement Date, each Class Member and each New Class Member who does not opt-out will have by virtue of the Agreement, and by operation of the Settlement Approval Order, individually, completely and unconditionally released, forever discharged and acquitted the Released Persons from any and all of the Settled Claims.

7.2	As of the Settlement Date, the Settlement Class Members and anyone claiming through or on behalf of any of them will be forever barred from commencing, instituting or prosecuting the Settled Claims against any one of the Released Persons in any action, litigation, investigation or other proceeding in any court of law or equity, arbitration, tribunal, proceeding, or any other forum, directly, representatively or derivatively relating to the Settled Claims.

7.3	The Parties agree that the Court shall retain exclusive and continuing jurisdiction over the Action, Parties and Settlement Class Members to interpret and enforce the terms, conditions and obligations under the Agreement and the Settlement Approval Order.

7.4	Nothing herein shall release a Settlement Class Member from any outstanding obligation owed by a Settlement Class Member to Money Mart except to the extent that Default Transactions are released pursuant to the Agreement.

7.5	Nothing herein shall release the Released Persons from any outstanding obligation owed by the Released Persons to a Settlement Class Member except to the extent of the release provided pursuant to Section 7.1.

7.6	Nothing herein shall release the Defendants and the Released Persons from their obligations as set out in the Agreement and in the Settlement Approval Order.
SECTION 8 – CLASS COUNSEL FEES
8.1	At the Settlement Approval Hearing, Class Counsel may seek Court approval of Class Counsel Fees to be paid from and as a first charge on the Settlement Fund.

8.2	Class Counsel Fees will be paid from the Settlement Fund within 14 days after the date the Settlement Fund is established and the amount will be paid 50% in Cash Credits and 50% in Transaction Credits.

8.3	Class Counsel may seek court approval of a right to redeem its Transaction Credits for cash upon receipt, and if such approval is granted, Money Mart shall redeem those Transaction Credits immediately. The Settlement is not conditional on such approval being granted.

8.4	The Defendants will have no involvement in the approval process to determine the amount of Class Counsel Fees or any application under Section 8.3.

SECTION 9 – NO ADMISSIONS/NO USE
9.1	The Agreement, whether or not approved, and any proceedings taken pursuant to the Agreement, are for settlement purposes only. Neither the fact of, nor any provision contained in, the Agreement or its Schedules, nor any action taken hereunder, shall be referenced in any other court proceedings, or construed as, offered in evidence as, received in evidence as, or deemed to be evidence of, a presumption, concession or an admission of any kind by the Plaintiffs or the Defendants of the truth of any fact alleged or the validity of any claim or defence that has been, could have been, or in the future might be asserted in any litigation, court of law or equity, proceeding, arbitration, tribunal, investigation, government action, administrative forum or any other forum, or of any liability, responsibility, fault, wrongdoing or otherwise of the Plaintiffs, the Settlement Class or the Defendants.

9.2	Any certification of the Action in respect of New Class Members pursuant to the Agreement shall not constitute, and shall not be construed as, an admission on the part of the Defendants that either the Action, or issues arising in the Action, or any other putative or certified class proceeding, is appropriate for prosecution or trial as a class proceeding.
SECTION 10 – MISCELLANEOUS PROVISIONS
10.1	The Agreement, including all Schedules hereto, constitutes the entire Agreement among the Parties with regard to the subject matter of the Agreement and shall supersede any previous agreements, representations, communications and understandings among the Parties with respect to the subject matter of the Agreement. Subject to its terms, the Agreement may not be changed, modified, or amended except in writing signed by all Parties, subject to Court approval. The Parties contemplate that the Schedules to the Agreement may be modified by subsequent agreement of Money Mart and Class Counsel and by Court order prior to and after dissemination to the Settlement Class.

10.2	The Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia.

10.3	The Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures by facsimile shall be as effective as original signatures.

10.4	In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision if the Parties mutually elect to proceed as if such invalid, illegal, or unenforceable provision had never been included in this Agreement.

10.5	If the Settlement is approved by the Court and if the Settlement Approval Order becomes final, the Agreement shall be binding upon and enure to the benefit of the Plaintiffs, the Settlement Class, the Defendants, the Released Parties and all of their respective heirs, executors, predecessors, successors and assigns.

10.6	The Recitals to the Agreement are true and form part of the Agreement.

10.7	The Parties have negotiated and fully reviewed the terms of this Agreement, and the rule that uncertainty or ambiguity is to be construed against the drafter shall not apply to the construction of this Agreement by a court of law or any other adjudicating body.

10.8	The headings of the sections of the Agreement are included for convenience only and shall not be deemed to constitute part of the Agreement or to affect its construction.

10.9	Any notice, instruction, motion for Court approval or motion for directions or Court orders sought in connection with the Agreement or other report or document to be given by any Party to any other Party shall be in writing and delivered personally, by facsimile or e-mail during normal business hours, or sent by registered or certified mail, postage paid:
(a) if to Money Mart: McCarthy Tétrault LLP Attention: John P. Brown, P.O. Box 48, Suite 5300 Toronto Dominion Bank Tower, Toronto, ON M5K 1E6, with a copy to the General Counsel of National Money Mart Company, 401 Garbally Road, Victoria, BC V8T 5M3;

(b) if to Dollar Financial: Osler, Hoskin & Harcourt LLP, Attention: Mahmud Jamal, Box 50, 1 First Canadian Place, Toronto, ON M5X 1B8 with a copy to the General Counsel of Dollar Financial, 1436 Lancaster Ave, Suite 300, Berwyn, PA 19312;
(c) if to Plaintiffs, the Settlement Class, or to Class Counsel: Hordo & Bennett, Attention: Paul R. Bennett, 1801 – 808 Nelson Street, Vancouver, B.C., V6Z 2H2;
(d) if to the Referee: Reva Devins, Reva Devins Dispute Resolutions, 298 Heath Street East, Toronto, Ont, M4T 1T4;
(e) if to the Auditor: Grant Thornton LLP. Suite 1600, Grant Thornton Place, 333 Seymour Street, Vancouver, B. C. V6B 0A4
(f) if to other recipients: as the Court may specify.
10.10	The Schedules to the Agreement are:
(a) SCHEDULE A — Settlement Approval Order
(b) SCHEDULE B — Notice Plan
(c) SCHEDULE C — Settlement Approval Notice
(d) SCHEDULE D – Claim Form
(e) SCHEDULE E — Opt-Out Form
(f) SCHEDULE F — Entitlement Letter
(g) SCHEDULE G - Entitlement Appeal Form

(h) SCHEDULE H — Entitlement Appeal Procedure
(i) SCHEDULE I – Deferred Cash Payment and Services Voucher
(j) SCHEDULE J – Payment Letter
10.11	The Parties acknowledge that they have required that the Agreement, including Schedules, be prepared in English.

10.12	No waiver of any provision of the Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of the Agreement shall constitute a waiver of any other provision, and no waiver of any provision of the Agreement shall constitute a continuing waiver unless expressly so provided.
SECTION 11 – TERMINATION OF THE AGREEMENT
11.1	The Agreement shall, without notice, be automatically terminated if:
(a) the Settlement Approval Order is not made by the Court in a form substantially similar to Schedule A; or
(b) the Settlement Approval Order is reversed on appeal and the reversal becomes final.
11.2	In the event the Agreement is terminated in accordance with its terms, or not approved by the Court, or any approval is reversed, vacated, or terminated by any appellate court and/or the Settlement Approval Order does not become final:
(a) the Plaintiffs and the Defendants shall be restored to their respective positions as of the day before the effective date of this Agreement;
(b) the definition of Class will be as set out in the certification order of the Honourable Madam Justice Brown dated March 14, 2007;

(c) subject to Section 11.3, the Agreement will have no further force and effect and no effect on the rights of the Plaintiffs or the Defendants;
(d) all statutes of limitation applicable to the New Class Members and/or repose for all claims asserted in such cases shall be deemed to have been tolled in the period March 4, 2010 to the date of termination of the Agreement;
(e) there shall be no further requirement to satisfy the Settlement Obligations; and
(f) the Agreement shall not be introduced into evidence or otherwise referred to in any litigation against the Defendants.
11.3	If the Agreement is terminated, the provisions of this Section and Sections 9.1, 9.2, 10.11, 12.2 and the Recitals, Schedules and Definitions applicable thereto shall survive termination and shall continue in full force and effect.
SECTION 12 – REPRESENTATIONS AND WARRANTIES
12.1	The representations and warranties contained in the Agreement shall survive its execution and implementation.

12.2	The undersigned Class Counsel warrant that they are fully authorized to execute this Agreement on behalf of the Plaintiffs and to execute and legally bind all the Plaintiffs to this Agreement.

12.3	Money Mart and Dollar Financial represent and warrant that:
(a) they have all requisite corporate power and authority to execute, deliver and perform the Agreement and to consummate the transaction contemplated hereby;
(b) the execution, delivery, and performance of the Agreement and the consummation of the Action contemplated herein have been duly authorized by all necessary corporate action on their part;

(c) the Agreement has been duly and validly executed and delivered by them and constitutes their legal, valid, and binding obligations; and
(d) they agree to use their best efforts to cause all conditions precedent to the Settlement Date to occur.
12.4	The Plaintiffs represent and warrant that:
(a) they will not pursue further litigation concerning Settled Claims, except as expressly provided in the Agreement; and
(b) they will use their best efforts to cause all conditions precedent to the Settlement Date to be satisfied.
SECTION 13 – GUARANTEE BY DOLLAR FINANCIAL
13.1	Dollar Financial hereby guarantees payment to the Settlement Class of all the debts, liabilities and obligations of Money Mart pursuant to the Agreement and the Settlement Approval Order.

13.2	Dollar Financial’s guarantee is a continuing guarantee of all Money Mart’s debts, liabilities and obligations pursuant to the Settlement Approval Order, Agreement and pursuant to any further orders made by the Court.

13.3	The Settlement Class Members shall not be bound to exhaust their recourse against Money Mart before being entitled to make demand to Dollar Financial if Money Mart is the subject of a bankruptcy, or proposal in bankruptcy, or a CCAA application or action. In such circumstances, immediately following demand, Dollar Financial will satisfy Money Mart’s outstanding debts, liabilities and obligations under the Agreement.

IN WITNESS WHEREOF, each of the Parties has caused the Agreement to be executed on his /its behalf by their respective counsel or otherwise, effective as of March 4, 2010.

Date: May 6, 2010	By:	/s/ Paul Bennett
Paul Bennett as Class Counsel,
On behalf of the Plaintiffs and Settlement Class Members

Date: May 5, 2010	By:	/s/ John P. Brown
John P. Brown
On behalf of National Money Mart Company

Date: May 5, 2010	By:	/s/ Mahmud Jamal
Mahmud Jamal
On behalf of Dollar Financial Group, Inc.